AMENDMENT TO BY-LAWS OF
STRATTON MULTI-CAP FUND, INC.

      Pursuant to Section 2-109(b) of the Maryland General Corporation Law and Article X, Section 10.06 of the By-Laws of Stratton Growth Fund, Inc. (the "Corporation"), effective September 27, 2011, the By-Laws of the Corporation shall be amended as follows:

Article VI, Section 6.01 and 6.04 shall be deleted in their entirety.

      Article VI, Section 6.02 shall be titled "Section 6.01" and shall be amended and restated in its entirety as follows:

      Section 6.01. Stockholder Open Accounts. The corporation may maintain or cause to be maintained for each stockholder a stockholder open account in which shall be recorded such stockholder's ownership of stock and all changes therein, and certificates need not be issued for shares so recorded.

      Article VI, Section 6.03, Section 6.05 and Section 6.06 shall be titled "Section 6.02," "Section 6.03" and "Section
6.04," respectively.

      The foregoing amendment to the By-Laws of the Corporation was duly approved by resolution of the Board of Directors at a meeting held on September 27, 2011.